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[THE LOEWEN GROUP INC. LETTERHEAD]

                             January 30, 1998

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Brad Stam
2038 - 139th Place
Bellevue, WA 98005

Dear Brad:

         I am pleased to confirm your proposed employment arrangement with The Loewen Group Inc. and subsidiaries (the "company") in accordance with the following terms and conditions:

         1. You are employed as Senior Vice President with employment commencing on March 1, 1998.

         2. Your agreed duties and responsibilities will be those described in the attached job description (Schedule "A").

         3. Your compensation (in Canadian dollars) will be made up of the following:

             (a) Annual base salary of $300,000 per annum payable on the Company's normal payroll basis. Your salary thereafter will be subject to review on January 1 of each year with any increases in the sole discretion of the Company in accordance with its stated compensation policies.

             (b) Inclusion on all Company fringe benefit programmes provided to Executives at your level in the Company, including: Group Life Insurance, Accidental Death and Dismemberment Insurance, RRSP, Dental, Medical, Extended Health, and Long Term Disability. Costs of these benefits are to be share between you and the Company in the same manner as with other Senior Executives.


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             (c)  The Company will pay the annual membership dues for such professional, trade and association as may be appropriate for you as Senior Vice President of Law and as approved by the Company.

             (d) The Company will also maintain Directors and Officers' liability insurance, and, in addition, will indemnify you as permitted by applicable corporate law.

             (e)  Four weeks' vacation per annum.

             (f) An automobile allowance of $500 per month plus reimbursement for all reasonable operating expenses for your automobile including gas, oil, insurance and maintenance.

             (g) The provision of an employee stock option benefit pursuant to the Company's employee stock option plan whereby you will have an option to purchase 50,000 common shares of the Company, vesting in equal annual amounts of 10,000 shares over a five-year period at a per share price which is the market price of the shares at the close of trade on the day before we enter into the stock option agreement.

             (h) You will be eligible to participate in the bonus programme offered to Senior Executives of the Company; for reference purposes you target bonus is up to 50% of your prorated annual salary based on performance criteria for Senior Executives.

                  It is further understood that there is no guarantee of a bonus programme in any year, and any subsequent annual bonus entitlement shall be solely as the Company in its sole discretion may determine in accordance with its stated compensation policies.

                  The granting of the options referred to in clauses 3(g) is subject to the signing of a formal option agreement, all necessary regulatory approvals, and the approval of the Compensation Committee of the Company's Board of Directors.

         4. The Company will provide and pay for a cellular telephone and any appropriate computer equipment for business purposes.


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         5.  The Company will reimburse you for reasonable expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support.

         6. The Company will reimburse you for all reasonable out-of-pocket moving expenses incurred in connection with your move from Kelowna to the Vancouver area, upon presentation of receipts or invoices in support.

         7. (a) This Agreement may be terminated by the Company for cause at any time by providing written notice. "Cause" shall include: gross negligence; dishonesty; incompetence; your material failure or inability to perform your duties and responsibilities hereunder; any activity or inactivity by you that materially and adversely affects the business operations or image of the Company or its affiliates; or any other material breach by you of this Agreement.

             (b) This Agreement may be terminated at any time by the Company without cause. In such event, the Company shall provide normal salary and related fringe benefits for a further 12 months.

         8. In consideration of the stock option benefit provided to you in paragraph 3(e) herein, you covenant as follows: upon termination of this agreement by either party for any reason you will not, directly or indirectly, for a period of twelve months from termination, compete with the Company in the funeral, cemetery or related businesses anywhere in the United States or Canada; that the Company is engaged in an intensely competitive industry; that the Company's main competitors seek acquisitions and operate competing businesses throughout the United States and Canada; and that your employment duties and knowledge cover both the United States and Canada.

             "Compete" includes serving as an employee, shareholder, officer, director, consultant or advisor, directly or indirectly, and includes the giving of financial assistance or acting as broker, directly or indirectly.

             "Business" or "businesses" includes either direct or indirect research or negotiation or work for, or in relation to, the acquisition, development or operation of funeral homes, cemeteries and related businesses. "Related businesses" includes funeral and cemetery insurance of all types.

         9.  With respect to your duties and responsibilities on behalf of the
             Company:


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             (a)  At all times you will act in the best interests of the
                  Company; you will engage in no activity which is detrimental or prejudicial to the Company, its reputation, or any of its business;

             (b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of the Company, its operations, or the Company's acquisition program;

             (c) You will at all times act honestly and faithfully in carrying out the Company's instructions;

             (d) You will at all times represent the Company in a professional manner and use your best efforts to promote the Company's interests.

         10. During the currency of this Agreement and following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to the Company or its business; nor during such times will you make any unauthorized use of any proprietary information, data or analysis of the Company, or of specific corporate opportunities developed or in the process of development by the Company.

         11. In the event of a successful hostile takeover bid for the Company, you will be provided the same formula for protection by way of severance as is approved by the Board of Directors for other senior executives. (In the November 1996 circumstances this included a vesting of all outstanding options and three year's severance including salary, bonus and benefits.) The
             Company management will endeavor to provide such severance arrangement at the earliest reasonable time hereafter.


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         12. This letter confirms the Company's agreement with this employment proposal. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy for your records prior to close of business on February 2, 1998, keeping a copy for yourself. This mutually signed letter will then constitute the employment agreement between us.


             We look forward to your joining our Company.

                                       Yours truly,

                                       THE LOEWEN GROUP, INC.

                                       Per: /s/ MICHAEL G. WEEDON
                                            -------------------------------
                                       Michael G. Weedon
                                       Executive Vice President & Chief
                                       Administration Officer


                                       ACCEPTED AND AGREED as
                                       of this 2nd day of February, 1998.

                                       /s/ BRAD STAM
                                       ------------------------------------
                                       Brad Stam

ATTACHMENT


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                                 SCHEDULE "A"

                SENIOR VICE PRESIDENT OF LAW, THE LOEWEN GROUP INC.

                          DUTIES AND RESPONSIBILITIES
                  _____________________________________________

1. Located in Burnaby, British Columbia, and reporting to the Executive Vice President and Chief Administration Officer.

2. All those normal duties and responsibilities of the Senior Vice President Law of a cross-border U.S.-Canadian public company with a high annual growth rate, a significant annual volume of acquisitions, and highly decentralized operations.

3. Directly responsible for all legal matters throughout the entire Loewen group.

4. To take the initiative in developing appropriate legal policies, practices, or strategies to enable all divisions of the Company to better achieve, or surpass, their financial goals.

5. To assist the Board of Directors; the Chief Executive Officer; the Executive Committee, other senior managers and directly assist the Executive Vice President and Chief Administration Officer of the Company, in the execution of their respective duties and responsibilities.

6. Such other duties or projects as the Executive Vice President and Chief Administration Officer may assign consistent with a senior executive position.

7.   Responsibilities may involve considerable travel.